As filed with the Securities and Exchange Commission on June 22, 2007

Registration No. 333-130869

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

to

FORM S-1

on

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PW Eagle, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	3080	41-1642846
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

1550 Valley River Drive

Eugene, Oregon 97401

(541) 343-0200

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Walter Wang

PW Eagle, Inc.

1550 Valley River Drive

Eugene, OR 97401

(541) 349-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:

Joel Rubinstein, Esq.

McDermott, Will & Emery LLP

340 Madison Avenue

New York, NY 10173

212.547.5336

EXPLANATORY NOTE:

DEREGISTRATION OF SECURITIES

On January 5, 2006, PW Eagle, Inc. (the “Company”) filed a registration statement on Form S-1, Registration Number 333-130869 (the “Registration Statement”) with respect to the resale of 1,323,334 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

On January 15, 2007, the Company entered into that certain Agreement and Plan of Merger, with J-M Manufacturing Company, Inc. (“Parent”) and Pipe Dream Acquisition Corp. (“Merger Sub”) (the “Merger Agreement”). Under the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”). On June 22, 2007, the effective date of the Merger, each share of the Company’s Common Stock outstanding immediately prior to the Merger (other than shares owned by the Company, Parent or any of their respective subsidiaries, or by any shareholders who are entitled to and who properly exercise dissenters’ appraisal rights under Minnesota law) will be cancelled and converted into the right to receive $33.50 in cash.

In connection with the closing of the Merger, the Company has terminated all offerings of Common Stock pursuant to its existing registration statements, including the Registration Statement referred to above. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statement, the Company hereby removes from registration all shares of the Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 3 to Form S-1 on Form S-3 was filed with the Securities and Exchange Commission (the “SEC”).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to Form S-1 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livingston and State of New Jersey, on the 22nd day of June, 2007.

PW Eagle, Inc.

By	/s/ Walter Wang
Name:	Walter Wang
Title:	Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date stated.

Signatures	Title	Date

/s/ Walter Wang	Chief Executive Officer and Sole Director (principal executive officer)	June 22, 2007

/s/ Johnny Mai	Chief Financial Officer (principal financial and accounting officer)	June 22, 2007